UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2023

ALSET INC.

(Exact name of registrant as specified in its charter)

Texas	001-39732	83-1079861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane
Suite 210
Bethesda, Maryland 20814	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 971-3940

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AEI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Binding Term Sheet for Acquisition of New Energy Asia Pacific Inc.

On December 13, 2023, Alset Inc. (the “Company”) entered into a term sheet (the “Term Sheet”), with Chan Heng Fai (the “Seller”), the Chairman of the Board of Directors, Chief Executive Officer and largest stockholder of the Company. Pursuant to the Term Sheet, the Company will purchase from the Seller all of the issued and outstanding shares of New Energy Asia Pacific Inc. (“NEAPI”), a corporation incorporated in the State of Nevada. NEAPI owns 41.5% of the issued and outstanding shares of New Energy Asia Pacific Limited (“New Energy”), a Hong Kong corporation.

Under the terms of the Term Sheet, the consideration for the acquisition of NEAPI will be $103,750,000.00, to be paid in the form of a convertible promissory note (the “Note”) to be issued to the Seller. The Note shall have a term of five years and shall pay interest at a rate of 3% per annum. Either the Company or the Seller may convert all or any portion of the outstanding debt contemplated by the Note into shares of the Company’s common stock during the term of the Note. The conversion price for the Note has been set at $12.00 per share (based on a calculation of the approximate adjusted NAV of the Company per share as at September 30, 2023) which is equivalent to approximately 16 times the last market trading price of AEI of $0.75 as of December 12, 2023. The closing of this acquisition will be subject to certain standard closing conditions, including stockholder approval and no objection from Nasdaq.

New Energy focuses on distributing all-electric versions of special-purpose and transportation vehicles, charging stations and batteries. The Company intends for this to be a strategic move, in line with the Company’s commitment to advancing sustainable and eco-friendly solutions for the future. Currently, New Energy has a strong pipeline of demand, with signed collective sales secured via Memorandums of Understanding totaling up to $42 million in value and continues to garner strong interest from local government departments and market demand. New Energy will seek to significantly increase revenues in the coming months relating to both electric chargers and electric vehicles. New Energy’s expertise extends across Asia, with established service and training centers in China and Hong Kong, and ongoing development planned in various parts of the world. The Seller is a member of the Board of Directors of New Energy.

The Term Sheet was approved by the Audit Committee of the Board of Directors and by the Board of Directors of the Company. The Company’s Board of Directors has received a fairness opinion reflecting that the transaction is fair to the Company’s stockholders from a financial point of view. The Seller and his son, who is also a member of the Company’s Board of Directors, recused themselves from all deliberation and voting regarding this acquisition and the Term Sheet.

The Company and the Seller anticipate entering into definitive documents for this acquisition in the immediate future.

The foregoing is a summary only and does not purport to be complete. It is qualified in its entirety by reference to the Term Sheet, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated by reference into this Item 2.03.

8.01 Other Events.

On December 13, 2023, the Company issued a press release regarding the Term Sheet.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Term Sheet, dated December 13, 2023, by and between Alset Inc. and Chan Heng Fai
99.1	Press Release dated December 13, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ALSET INC.

Dated: December 14, 2023	By:	/s/ Lui Wai Leung Alan
	Name:	Lui Wai Leung Alan
	Title:	Co-Chief Financial Officer